Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
SOFI TECHNOLOGIES, INC.
ARTICLE I
The name of the corporation is “SoFi Technologies, Inc.” (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE IV
The Corporation is authorized to issue four classes of stock to be designated, respectively, “Common Stock,” “Non-Voting Common Stock,” “Preferred Stock” and “Redeemable Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 3,300,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 3,000,000,000, having a par value of $0.0001 per share, the total number of shares of Non-Voting Common Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share, the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share, and the total number of shares of Redeemable Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0000025 per share. References to Preferred Stock herein shall not include the Redeemable Preferred Stock or any series thereof, and references to Redeemable Preferred Stock herein shall not include the Preferred Stock or any series thereof.
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.    Common Stock and Non-Voting Common Stock.
1.    General. The voting, dividend, liquidation and other rights and powers of the Common Stock and the Non-Voting Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock or Redeemable Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.    Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except to the extent required by Section 242(b)(2) of the DGCL, the Non-Voting Common Stock shall not have any voting rights or powers. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock or Redeemable Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock and Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.    Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, and to the prior rights of the holders of the Redeemable Preferred Stock to receive payments in accordance with Article V(C) below, the holders of Common Stock and Non-Voting Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock and Non-Voting Common Stock when, as and if declared by the Board of Directors in accordance with applicable law; provided, that the Common Stock and the Non-Voting Common Stock shall be equal in all respects as to dividends; provided, further, that if the Corporation shall in any manner split, subdivide or combine the outstanding shares of Common Stock or Non-Voting Common Stock, the outstanding shares of the other series shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share; provided, further, that no dividend or distribution payable in shares of Common Stock shall be declared on the Non-Voting Common Stock and no dividend or distribution payable in Non-Voting Common Stock shall be declared on the Common Stock, but instead, in the case of a stock dividend or distribution, such dividend or distribution shall be received in like stock (or in such other form as the Board of Directors of the Corporation may determine in accordance with applicable law).
4.    Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, and to the prior rights of the holders of the Redeemable Preferred Stock to receive payments in accordance with Article V(C) below, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding

Common Stock and Non-Voting Common Stock pro rata in accordance with the number of shares of Common Stock and Non-Voting Common Stock held by each such holder; provided, that that the Common Stock and the Non-Voting Common Stock shall be equal in all respects as to rights in liquidation.
5.    Transfer Rights. Subject to applicable law and the bylaws of the Corporation (as such bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and Non-Voting Common Stock shall be fully transferable.
6.    Redemption. The Common Stock and Non-Voting Common Stock are not mandatorily redeemable.
7.    Special Conversion Provisions. In addition and not in limitation of the provisions in this Certificate of Incorporation:
(i)    Upon written notice (“Common Conversion Notice”) to the Corporation from SoftBank Group Capital Limited or SB Sonic Holdco (UK) Limited (each, a “SoftBank Holder” and collectively, the “SoftBank Holders”), such number of shares of Common Stock held by such SoftBank Holder as may be specified in the applicable Common Conversion Notice from such SoftBank Holder shall automatically convert into an equal number of fully paid and non-assessable shares of Non-Voting Common Stock. Each SoftBank holder shall be permitted to provide an unlimited number of Common Conversion Notices. In the event the Corporation becomes a bank holding company (within the meaning of the Bank Holding Company Act of 1956, as amended), then the minimum number of shares of Common Stock held by the SoftBank Holders shall automatically be converted into an equal number of fully paid and non-assessable shares of Non-Voting Common Stock so that the SoftBank Holders, together with their Affiliates, would not own or control, or be deemed to own or control, collectively, greater than 24.9% of the voting power of any class of voting securities of the Corporation.
(ii)    Shares of Non-Voting Common Stock shall not be convertible into shares of Common Stock in the hands of any SoftBank Holder or its transferees; provided, that (1) each share of Non-Voting Common Stock shall automatically be converted into one share of Common Stock in a Permitted Regulatory Transfer and (2) in connection with any issuances of Common Stock by the Corporation, at the election of any SoftBank Holder, shares of Non-Voting Common Stock held by such SoftBank Holder may be converted into the same number of shares of Common Stock so long as such SoftBank Holder does not acquire a higher percentage of the outstanding Common Stock than such SoftBank Holder controlled immediately prior to such issuance.
(iii)    The Corporation shall take all requisite actions to amend this Certificate of Incorporation to ensure that at all times there are sufficient authorized but unissued shares of Common Stock and Non-Voting Common Stock to permit the SoftBank Holders to convert (1) such number of their shares of Common Stock into Non-Voting Common Stock as set forth in a Common Conversion Notice and (2) all of their shares of Non-Voting Common Stock into Common Stock in a Permitted Regulatory Transfer.
(iv)    Any automatic conversion pursuant to this Section 6 shall be deemed to have been made immediately prior to the close of business on the date immediately preceding the date on which the facts, events or occurrences giving rise to such automatic conversion first arose, existed or occurred, without any further action by the holder of such shares and whether or not any certificates representing such shares have been surrendered to the Corporation or its transfer agent, and the Persons entitled to receive the shares of stock issuable upon such automatic conversion shall be treated for all purposes as the record holders of such shares on such date; provided, however, that until any certificates for the shares that have been converted have been delivered to the Corporation or its transfer agent, the Corporation shall not be obligated to issue certificates representing the shares issued upon such automatic conversion.
(v)    Certain Definitions:
(1)    “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no stockholder shall be deemed an Affiliate of the Corporation or any of its subsidiaries for purposes of this paragraph (A)7 of Article V and Article XI, and neither the Corporation nor any of its Subsidiaries shall be deemed an Affiliate of any stockholder for purposes of this paragraph (A)7 of Article V and Article XI .
(2)    “Permitted Regulatory Transfer” means a transfer of shares of Non-Voting Common Stock in any of the following transfers:
(a)    in a widespread public distribution;
(b)    to the Corporation;
(c)    in transfers in which no transferee (or group of associated transferees) would receive two percent (2%) or more of the outstanding securities of any class of voting securities of the Corporation; and
(d)    to a transferee that would control more than fifty percent (50%) of every class of voting securities of the issuing company without any transfer from the person;
(3)    “Person” means any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.
B.    Preferred Stock.
1.    Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
2.    Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, but subject to the rights of the holders of the Redeemable Preferred Stock to receive payments in accordance with Article V(C) below, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).
3.    Subject to the rights of any holders of any outstanding series of Preferred Stock or Redeemable Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
C.    Redeemable Preferred Stock. The Redeemable Preferred Stock authorized by this Restated Certificate may be issued from time to time in one or more series. 4,500,000 shares of Redeemable Preferred Stock shall be designated the “Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” (hereinafter referred to as the “Series 1 Preferred Stock”). Shares of outstanding Series 1 Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled and shall not be re-issuable by the Corporation. The powers, rights, preferences, privileges and restrictions granted to and imposed on the Series 1 Preferred Stock are as set forth below in this paragraph C of this Article V.
1.    Ranking. The shares of Series 1 Preferred Stock shall rank, with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up:
a.    senior to all classes or series of Common Stock, Non-Voting Common Stock, Preferred Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks senior to or pari passu with the Series 1 Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, as the case may be (collectively, “Series 1 Junior Stock”);
b.    on a parity with any other class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series 1 Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, as the case may be (collectively, “Series 1 Parity Stock”);
c.    junior to any other class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series 1 Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, as the case may be, or that is redeemable any earlier than the date that is ninety one (91) days after the date the last share of Series 1 Preferred Stock ceases to be outstanding, other than any Series 1 Parity Stock that is redeemable concurrent with any redemption of Series 1 Preferred Stock ratably in proportion to the preferential amount each holder of Series 1 Preferred Stock and Series 1 Parity Stock is otherwise entitled to receive (collectively, “Series 1 Senior Stock”); and
d.    junior to all existing and future indebtedness of the Corporation (including indebtedness convertible into or exchangeable for capital stock of the Corporation) and to any indebtedness of (as well as any preferred equity interest held by others in) the Corporation’s existing and future subsidiaries.
The Corporation may authorize and issue additional shares of Series 1 Junior Stock, Series 1 Senior Stock and Series 1 Parity Stock and may issue authorized but unissued shares of Series 1 Preferred Stock, in each case without the consent of the holders of the Series 1 Preferred Stock, provided that such issuance complies with the Incurrence Covenants (as defined in that certain Amended and Restated Series 1 Preferred Stock Investors’ Agreement, dated as of January 7, 2021, by and among the Corporation and the investors listed on Schedule 1 thereto (such agreement, as amended from time to time, the “Amended and Restated Series 1 Investors’ Agreement”)).
2.    Dividends.
a.    The holders of shares of Series 1 Preferred Stock shall be entitled to receive cumulative cash dividends, out of any assets legally available therefor, in parity with each other, and prior and in preference to any declaration or payment of any dividend (payable other than in Series 1 Junior Stock or rights entitling the holder thereof to receive, directly or indirectly, additional shares of Series 1 Junior Stock) on any Series 1 Junior Stock, from and including the date of issuance of the shares of Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Social Finance, Inc., a Delaware corporation (the “SoFi Series 1 Preferred Stock”) that were converted into the Series 1 Preferred Stock upon the merger of Social Finance, Inc. and Plutus Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (the “SoFi Merger”), at a fixed rate equal to 12.5% per annum of the Series 1 Price (as defined below) for each outstanding share of Series 1 Preferred Stock then held by them (equivalent to $12.50 per annum per share of Series 1 Preferred Stock, as adjusted for stock splits, stock dividends, recapitalizations and the like with respect to the Series 1 Preferred Stock), which rate shall reset on each Dividend Reset Date (as defined below) (as reset, if applicable, the “Dividend Rate”). “Series 1 Price” means $100.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like).
b.    Notwithstanding anything to the contrary contained herein, dividends on the Series 1 Preferred Stock will accumulate and compound (if applicable) whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors, and shall include all accumulated and compounded (if applicable) and unpaid dividends on the SoFi Series 1 Preferred Stock as of May 28, 2021, if any (“Accrued SoFi Dividends”). Any dividend payment made on the Series 1 Preferred Stock shall first be credited against the earliest accumulated and compounded (if applicable), but unpaid dividend, due with respect to the Series 1 Preferred Stock.
c.    Dividends will be payable semi-annually in arrears on the 30th day of June and the 31st day of December of each year, only when, as and if declared by the Board of Directors, provided that if any dividend payment date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are required or authorized by law or executive order to close. The Corporation shall be under no obligation to declare such dividends, subject to the other terms set forth in this Article V. Dividends payable on the Series 1 Preferred Stock will accrue on a daily basis and will be computed based on the actual number of days in a dividend period and a semiannual dividend period of one hundred and eighty two and a half (182.5) days (treating the semi-annual period during which the SoFi Merger closes as a single dividend period). Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends will be payable to holders of record of Series 1 Preferred Stock as they appear on the Corporation’s books at the close of business on the applicable record date, which shall be the fifteenth (15th) calendar day before the applicable dividend payment date, or such other record date, no earlier than thirty (30) calendar days before the applicable dividend payment date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

d.    The Corporation may defer any scheduled dividend payment on the Series 1 Preferred Stock (which may include any scheduled dividend payment on the SoFi Series 1 Preferred Stock), for up to three (3) semi-annual dividend periods subject to such deferred dividend accumulating and compounding at the applicable Dividend Rate. If the Corporation defers any single scheduled dividend payment on the Series 1 Preferred Stock (including any deferred scheduled dividend payment on the SoFi Series 1 Preferred Stock) for four (4) or more semi-annual dividend periods (a “Dividend Default”), the Dividend Rate applicable to (i) the compounding following the date of such Dividend Default on all then-deferred dividend payments (whether or not deferred for four (4) or more semi-annual dividend periods) applied on a go-forward basis and not retroactively, and (ii) all new dividends accruing from and after the date of such Dividend Default and the compounding on such dividends if such new dividends are deferred, shall be equal to the otherwise applicable Dividend Rate plus four hundred (400) basis points (such additional basis points, the “Default Increase”). The Default Increase shall continue to apply (in addition to any applicable future Dividend Rate reset scheduled to occur on every Dividend Reset Date) until the Corporation pays all deferred dividends that resulted in the Dividend Default (including the applicable compounding thereon). Once the Corporation is current in all such dividends, it may again commence deferral of any scheduled dividend payment up to three (3) semi-annual dividend periods, which dividends will accrue at the then applicable Dividend Rate without any Default Increase until the occurrence of another Dividend Default. Except for any Default Increase that may become payable with respect to the Series 1 Preferred Stock as provided above, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 1 Preferred Stock that may be in arrears
e.    Dividends on the Series 1 Preferred Stock are payable only when, as and if declared by the Board of Directors. Unless full cumulative dividends on the Series 1 Preferred Stock (after giving effect to any applicable Default Increase) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, (i) no dividends (payable other than in Series 1 Junior Stock or rights entitling the holder thereof to receive, directly or indirectly, additional shares of Series 1 Junior Stock) shall be declared or paid or set aside for payment upon shares of Series 1 Junior Stock, (ii) no other distribution (payable other than in Series 1 Junior Stock or rights entitling the holder thereof to receive, directly or indirectly, additional shares of Series 1 Junior Stock) shall be declared or made upon shares of Series 1 Junior Stock, and (iii) no shares of Series 1 Junior Stock shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by reclassification or conversion into or exchange for other Series 1 Junior Stock for other Series 1 Junior Stock or rights entitling the holder thereof to receive, directly or indirectly, additional shares of Series 1 Junior Stock), except (x) from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary upon the occurrence of certain events, such as the termination of employment, or (y) in connection with the exercise of any right of first refusal held by the Corporation.

f.    On the fifth (5th) anniversary of May 29, 2019 (May 29, 2019 being referred to as the “Series 1 Original Issue Date”) and on every one (1) year anniversary of the Series 1 Original Issue Date subsequent to the fifth (5th) anniversary of the Series 1 Original Issue Date (such fifth (5th) anniversary date and each subsequent one (1) year anniversary date, a “Dividend Reset Date”), the Dividend Rate shall reset to a new fixed rate equal to six-month LIBOR as in effect on the second London banking day prior to such Dividend Reset Date (which date is the “dividend determination date” with respect to such Dividend Reset Date) (the “Base Dividend Rate”) plus a spread of 9.9399% per annum, as reasonably determined by the Corporation. The Corporation’s reasonable determination of the Dividend Rate as of each Dividend Reset Date will be binding and conclusive on holders of Series 1 Preferred Stock, any transfer agent for such stock and the Corporation. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
g.    The term “six-month LIBOR” means, for any dividend determination date with respect to an applicable Dividend Reset Date, the London interbank offered rate for deposits in U.S. dollars having an index maturity of six months commencing on such dividend determination date as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) appearing on Reuters Screen LIBOR01 page (or any successor page) as of approximately 11:00 a.m., London, England time, on such dividend determination date; provided, that, in the event such rate does not appear on such page or service or if such page or service shall cease to be available, six-month LIBOR shall be reasonably determined by the Corporation by reference to such other comparable publicly available service for displaying six-month LIBOR as may be reasonably selected by the Corporation. If at any time, the Corporation reasonably determines that no such service is available or either (w) the supervisor for the administrator of six-month LIBOR has made a public statement that such administrator is insolvent (and there is no successor administrator that will continue publication of six-month LIBOR), (x) the administrator of six-month LIBOR has made a public statement identifying a specific date after which six-month LIBOR will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of six-month LIBOR), (y) the supervisor for the administrator of six-month LIBOR has made a public statement identifying a specific date after which six-month LIBOR will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of six-month LIBOR has made a public statement identifying a specific date after which six-month LIBOR may no longer be used for determining interest rates for loans, then an alternate Base Dividend Rate to six-month LIBOR that is equal to the alternative rate of interest established under the Corporation’s Revolving Credit Agreement, dated as of September 27, 2018, among the Corporation, the lenders and issuing banks party thereto and Goldman Sachs Bank USA, as the administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Facility”), shall apply, or if no such alternative rate of interest has been established under the Credit Facility, or if the Credit Facility no longer exists at such time, then the Corporation shall select an alternate Base Dividend Rate to six-month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loan facilities similar to the Credit Facility in the United States at such time and which is reasonably acceptable to the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock. This paragraph C(2) of this Article V shall be automatically amended by the Corporation without any further action by the holders of capital stock of the Corporation to reflect such alternate Base Dividend Rate, and, with the approval of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, such other related changes to this paragraph C(2) of this Article V as may be applicable. In the event the Corporation does not select an alternate Base Dividend Rate that is reasonably acceptable to the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, the Corporation shall appoint a calculation agent (the “Calculation Agent”) reasonably acceptable to the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, which Calculation Agent shall establish an alternate Base Dividend Rate to six-month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loan facilities similar to the Credit Facility in the United States at such time (provided, that if such alternate Base Dividend Rate as so determined would be less than zero, such Base Dividend Rate shall be deemed to be zero for the purposes of this paragraph C(2) of this Article V, and, absent manifest error by the Calculation Agent, this paragraph C(2) of this Article V shall be automatically amended by the Corporation without any further action by the holders of capital stock of the Corporation, to reflect such alternate Base Dividend Rate and, with the approval of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, such other related changes to this paragraph C(2) of this Article V as may be applicable. If a Calculation Agent is appointed, the Corporation may, with the consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, remove such Calculation Agent in accordance with the agreement between the Corporation and the Calculation Agent; provided, that the Corporation shall appoint a successor Calculation Agent who shall be reasonably acceptable to the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock and who shall accept such appointment prior to or contingent upon the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send written notice thereof to the holders of the Series 1 Preferred Stock. The Corporation shall be responsible for the compensation of the Calculation Agent.
3.    Redemption. The Series 1 Preferred Stock is perpetual and has no stated maturity and will not be subject to any sinking fund or, except upon exercise of any Put Right as provided in paragraph (C)(4) of this Article V below, mandatory redemption. The Series 1 Preferred Stock is redeemable at the Corporation’s option, as provided in paragraph (C)(3)(a) and (b) of this Article V below. Except as expressly provided herein, the Corporation is not required to set apart for payment any funds to redeem the Series 1 Preferred Stock.
a.    Optional Redemption. Unless prohibited by Delaware law, the Corporation may at any time but no more than three (3) times, at its option, redeem the Series 1 Preferred Stock, in whole or in part (provided any partial redemption is for (x) at least a number of shares of Series 1 Preferred Stock having an aggregate Series 1 Price of one-third (1/3) of the aggregate Series 1 Price of all shares of Series 1 Preferred Stock outstanding as of May 28, 2021 or (y) the remaining shares of Series 1 Preferred Stock then outstanding (such number of shares of Series 1 Preferred Stock being the “Minimum Redemption Amount”)), for cash at a redemption price equal to (i) 100.0% of the Series 1 Price plus (ii) an amount in cash equal to any accumulated and compounded (if applicable) and unpaid dividends thereon (including all Accrued SoFi Dividends, if any, in each case whether or not authorized or declared, and after giving effect to any applicable Default Increase) to, but excluding, the payment date (collectively, the “Series 1 Redemption Price,” and any date on which payment for such redemption is to be made, the “Optional Redemption Date”); provided, that if any such redemption pursuant to this paragraph (C)(3)(a) of this Article V occurs either (x) prior to the fifth (5th) anniversary of the Series 1 Original Issue Date, or (y) after the fifth (5th) anniversary of the Series 1 Original Issue Date and not on a Dividend Reset Date, a holder of Series 1 Preferred Stock shall also be entitled to receive an amount in cash equal to any dividends that would have otherwise been payable to such holder on such redeemed shares of Series 1 Preferred Stock (after giving effect to any applicable Default Increase) for all dividend periods (even if any are less than a full semiannual dividend period) following the applicable Optional Redemption Date up to and including the Dividend Reset Date immediately following such Optional Redemption Date (discounted back to such Optional Redemption Date at a rate equal to the greater of (x) the Adjusted Treasury Rate plus fifty (50) basis points and (y) zero (0) per annum) (collectively, the “Redemption Premium”). For the avoidance of doubt, any such Redemption Premium shall not be included in the definition of Series 1 Redemption Price hereunder.
“Adjusted Treasury Rate” means, as of the date of the applicable Repurchase Notice (as defined below), the weekly average rounded to the nearest one hundredth (1/100th) of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the date of such Repurchase Notice) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the date of such Repurchase Notice to the Dividend Reset Date immediately following the applicable Optional Redemption Date; provided, however, that if the period from the date of such Repurchase Notice to the Dividend Reset Date immediately following the applicable Optional Redemption Date is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Adjusted Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth (1/12) of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the date of such Repurchase Notice to the Dividend Reset Date immediately following the applicable Optional Redemption Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used. Any such Adjusted Treasury Rate shall be determined, and the information required to be obtained for its calculation shall be obtained, by the Corporation or its designee.
b.    Special Optional Redemption. In addition to the redemption rights described in paragraph (C)(3)(a) of this Article V above, and without limiting the rights of the holders of the Series 1 Preferred Stock described in paragraph (C)(4) of this Article V below, unless prohibited by Delaware law, the Corporation, may, at its option, redeem the Series 1 Preferred Stock in whole but not in part upon the occurrence of a Change of Control, within one hundred and twenty (120) days after the first date on which such Change of Control occurred, for cash at a redemption price equal to the Series I Redemption Price.

A “Change of Control” is deemed to occur when, after June 1, 2021, the following have occurred and are continuing: (x) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Corporation’s stock entitling that person to exercise more than 50% of the total voting power of all of the Corporation’s stock entitled to vote generally in the election of its directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (y) following the closing of any transaction referred to in clause (x) of this paragraph, neither the Corporation nor the acquiring or surviving entity in such transaction has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.
c.    Redemption Procedures. In connection with an Optional Redemption pursuant to paragraph (C)(3)(a) of this Article V above or a Special Optional Redemption pursuant to paragraph (C)(3)(b) of this Article V above, the Corporation will make a single payment not less than fifteen (15) days, and not more than sixty (60) days after delivery by the Corporation of the Repurchase Notice (as defined below) to the holders of Series 1 Preferred Stock (the date on which payment for such redemption is to be made, the “Payment Date”). If the Corporation elects to redeem less than all outstanding shares of Series 1 Preferred Stock, then the Corporation shall redeem from each holder, on a pro rata basis in accordance with the number of shares of Series 1 Preferred Stock owned by such holder, that number of outstanding shares of Series 1 Preferred Stock (rounded down to the nearest whole share of Series 1 Preferred Stock) determined by multiplying (x) the total number of shares of outstanding Series 1 Preferred Stock that the Corporation has elected to redeem (which, for the avoidance of doubt, shall not be less than the Minimum Redemption Amount) by (y) the ratio obtained by dividing (i) the total number of shares of Series 1 Preferred Stock held by such holder by (ii) the total number of shares of Series 1 Preferred Stock outstanding, each as of the date of the Repurchase Notice. If on the Payment Date, Delaware law prohibits the Corporation from redeeming all shares of Series 1 Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and may redeem the remaining shares as soon as it may lawfully do so.
d.    Repurchase Notice. The Corporation shall send written notice of the redemption pursuant to this paragraph (C)(3) of this Article V (the “Repurchase Notice”) to each holder of record of Series 1 Preferred Stock not less than fifteen (15) days and not more than sixty (60) days prior to the Payment Date, and in the event of a Special Optional Redemption pursuant to paragraph (C)(3)(b) of this Article V above, not later than 105 days after the applicable Change of Control. Each Repurchase Notice shall state:
i.    the aggregate number of shares of Series 1 Preferred Stock that the Corporation shall redeem on the Payment Date;

ii.    the number of shares of Series 1 Preferred Stock held by the holder that the Corporation shall redeem;
iii.    the Series 1 Redemption Price and, if applicable, the Redemption Premium, and the Payment Date; and
iv.    for holders of shares of Series 1 Preferred Stock in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series 1 Preferred Stock to be redeemed.
e.    Surrender of Certificates; Payment. On or before the applicable Payment Date or Put Right Payment Date (as defined below), each holder of shares of Series 1 Preferred Stock to be redeemed on such Payment Date or repurchased on such Put Right Payment Date, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Repurchase Notice or Put Right Notice (as defined below), and thereupon the Series 1 Redemption Price and, if applicable, the Redemption Premium, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series 1 Preferred Stock represented by a certificate are redeemed or repurchased, a new certificate, instrument, or book entry representing the unredeemed or unrepurchased shares of Series 1 Preferred Stock shall promptly be issued to such holder.
f.    Rights Subsequent to Redemption. If the Repurchase Notice or Put Right Notice shall have been duly given, and if on the applicable Payment Date or Put Right Payment Date, the Series 1 Redemption Price and, if applicable, the Redemption Premium, payable upon redemption or repurchase of the shares of Series 1 Preferred Stock to be redeemed on such Payment Date or repurchased on such Put Right Payment Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series 1 Preferred Stock so called for redemption or subject to such Put Right shall not have been surrendered, dividends with respect to such shares of Series 1 Preferred Stock shall cease to accrue after such Payment Date or Put Right Payment Date and all rights with respect to such shares shall forthwith after the Payment Date or Put Right Payment Date terminate, except only the right of the holders to receive the Series 1 Redemption Price and, if applicable, the Redemption Premium, without interest upon surrender of any such certificate or certificates therefor.
4.    Put Rights.
a.    Change of Control Put Right. Provided the Corporation does not exercise its right to redeem the Series 1 Preferred Stock pursuant to paragraph (C)(3) of this Article V above, upon the occurrence of a Change of Control, within one hundred and twenty

(120) days after the first date on which such Change of Control occurred, each holder of Series 1 Preferred Stock will have the right (a “Change of Control Put Right”) to require the Corporation, at the holder’s election, to purchase for cash some or all of the shares of Series 1 Preferred Stock held by such holder on the applicable Put Right Payment Date at a redemption price equal to the Series 1 Redemption Price.
b.    Dividend Default Put Right. If the Series 1 Preferred Stock is not earlier redeemed by the Corporation, if a Dividend Default occurs and is continuing as of any Dividend Reset Date, during the six-month period immediately following such Dividend Reset Date, each holder of Series 1 Preferred Stock will have the right (the “Dividend Default Put Right”) to require the Corporation, at the holder’s election, to purchase for cash some or all of the shares of Series 1 Preferred Stock held by such holder on the applicable Put Right Payment Date at a redemption price equal to the Series 1 Redemption Price.
c.    Covenant Default Put Right. If the Series 1 Preferred Stock is not earlier redeemed by the Corporation, if a Covenant Default (as defined in the Amended and Restated Series 1 Investors’ Agreement) occurs and is not cured within the applicable Cure Period (as defined in the Amended and Restated Series 1 Investors’ Agreement), during the-six-month period immediately following the expiration of such Cure Period, each holder of Series 1 Preferred Stock will have the right (the “Covenant Default Put Right” and, together with the Change of Control Put Right and the Dividend Default Put Right, the “Put Rights”) to require the Corporation, at the holder’s election, to purchase for cash some or all of the shares of Series 1 Preferred Stock held by such holder on the applicable Put Right Payment Date at a redemption price equal to the Series 1 Redemption Price.
d.    Notice. In the event any holder of Series 1 Preferred Stock shall exercise a Put Right, the Corporation shall send written notice (the “Put Right Notice”) confirming such exercise to each holder of record of Series 1 Preferred Stock not later than ten (10) days following the date of such exercise. Each Put Right Notice shall state:
i.    the Series 1 Redemption Price and the Put Right Payment Date; and
ii.    for holders of shares of Series 1 Preferred Stock in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series 1 Preferred Stock to be repurchased by the Corporation.
e.    Waiver. Any Dividend Default Put Right or Covenant Default Put Right, once exercisable by the holders of Series 1 Preferred Stock, may be waived prior to the first Put Right Payment Date with respect to such Dividend Default Put Right or Covenant Default Put Right with the written consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock.
f.    Payment. The Corporation shall deliver the amount payable upon exercise of a Put Right on a Business Day on or prior to the date that is forty-five (45) days following the date such Put Right is exercised in writing (the date on which payment for such purchase is to be made, the “Put Right Payment Date”), provided such Put Right is not thereafter waived in accordance with paragraph (C)(4)(e) of this Article V.
g.    Remedies.
i.    The Default Increase and the Dividend Default Put Right shall be the sole and exclusive remedy of the holders of Series 1 Preferred Stock for a Dividend Default. The Default Increase and the Covenant Default Put Right shall be the sole and exclusive remedy of the holders of Series 1 Preferred Stock for a Covenant Default. The Default Increase, if applicable, shall apply without duplication, regardless of whether there is more than one Covenant Default that remains uncured at the expiration of the Cure Period. This paragraph (C)(4)(g)(i) of this Article V shall not be applicable to the remedies available in the event the Corporation shall fail to pay any of the Change of Control Put Right, Dividend Default Put Right or Covenant Default Put Right for any reason.
ii.    Upon exercise of a Put Right, and subject to this paragraph (C)(4)(g) of this Article V, the Corporation shall apply all of its assets to any such repurchase, and to no other corporate purpose, except to the extent prohibited by Delaware law. If the Corporation shall fail to pay any Put Right for any reason (including due to a limitation imposed by its credit facility or any other agreement, Delaware law or any other applicable law), the holders of Series 1 Preferred Stock shall be entitled to seek damages for such failure to pay and the Corporation shall take all actions (as determined by the Board of Directors in good faith and consistent with its fiduciary duties) to generate sufficient funds to pay the applicable Put Right, including by way of selling assets, reducing indebtedness, raising equity or other financing or otherwise, and any such funds shall immediately (and in no event more than five (5) Business Days thereafter) be used to pay such Put Right. Until the Change of Control Put Right, Dividend Default Put Right or Covenant Default Put Right, as applicable, is paid, the shares of Series 1 Preferred Stock that are the subject of such Put Right shall continue to bear cumulative dividends at the Dividend Rate (after giving effect to any applicable Default Increase) in accordance with paragraph (C)(2) of this Article V. If on any Put Right Payment Date, Delaware law prohibits the Corporation from repurchasing all shares of Series 1 Preferred Stock that are subject to the applicable Put Right, the Corporation shall ratably repurchase the maximum number of shares of Series 1 Preferred Stock that it may repurchase consistent with such law from each holder exercising such Put Right, and shall redeem the remaining shares of Series 1 Preferred Stock as soon as it may lawfully do so under such law.
5.    Voting Rights and Powers.
a.    Each holder of Series 1 Preferred Stock shall be entitled to vote on each matter submitted to a vote of holders of Common Stock and shall be entitled to one vote for each share of Series 1 Preferred Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. The holders of Common Stock and Series 1 Preferred Stock shall vote together as a single class on all matters submitted to a vote of stockholders. Except as expressly provided by this Certificate of Incorporation or to the extent required by Section 242(b)(2) of the DGCL, holders of Series 1 Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose.
b.    So long as any shares of Series 1 Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock is required for the Corporation to amend, alter or repeal any provision of this Certificate of Incorporation or the Bylaws, whether by merger, consolidation or otherwise, in a manner that materially adversely affects the holders of the Series 1 Preferred Stock (provided that an amendment that authorizes Series 1 Senior Stock otherwise in accordance with this Certificate of Incorporation shall not be deemed to materially adversely affect the holders of the Series 1 Preferred Stock). Except to the extent required by the DGCL, an amendment of any provision of this paragraph (C) of this Article V shall only require the consent of the Corporation and the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock, if any remain outstanding.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series 1 Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably set aside by the Corporation separate and apart from its other assets, in trust for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption so as to be and continue to be available therefor.
c.    If a Dividend Default shall occur, the number of directors of the Corporation shall be increased by one within ten (10) days of the occurrence of such Dividend Default, and the holders of a majority of the outstanding shares of Series 1 Preferred Stock may, in their sole discretion, appoint one (1) additional member of the Board of Directors (the “Series 1 Director”), which director shall serve until full cumulative dividends on the Series 1 Preferred Stock (after giving effect to any applicable Default Increase) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been, or contemporaneously is, set apart for payment for all past dividend periods and the then-current dividend period. Holders of a majority of the shares of Series 1 Preferred Stock shall also have the right to remove from office such director, to fill any vacancy caused by the resignation or death of such director and to fill any vacancy caused by the removal of such director. Upon such payment, or such declaration and setting apart for payment in full, the term of the additional director so elected shall forthwith terminate, and the number of directors shall be reduced by one (1), and such voting right of the holders of shares of Series 1 Preferred Stock shall cease, in each case without further action by the Board of Directors, the Corporation or any other person, subject to increase in the number of directors of the Corporation as described above and to revesting of such voting right in the event of each and every additional Dividend Default.
6.    Conversion Rights. The holders of shares of Series 1 Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

ARTICLE VI
The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
Chamath Palihapitiya	317 University Avenue, Suite 200 Palo Alto, California 94301
ARTICLE VII
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.    The directors shall be elected at the annual meetings of stockholders as specified in this Certificate of Incorporation, except as otherwise provided in this Certificate of Incorporation and in the Bylaws, and each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation and the Bylaws. No decrease in the number of directors shall shorten the term of any incumbent director.
B.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
C.    Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
D.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
E.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

F.    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VII, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph C of this Article VII, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
G.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
H.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VIII
A.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent of the stockholders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.    Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.    Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE IX
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X by the stockholders of the Corporation shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or modification of such inconsistent provision.
The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons in respect of all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE XI
A.    The Corporation hereby acknowledges that to the fullest extent permitted by applicable law: (1) each of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors (including (a) their respective Affiliates, (b) any portfolio company in which they or any of their respective Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the director nominees of the foregoing has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries or deemed to be competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to the Corporation or any of its subsidiaries, or any other investor or holder of capital stock of the Company the right to participate therein; (2) each of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors (including (a) their respective Affiliates, (b) any portfolio company in which they or any of their respective Affiliates or investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the director nominees of the foregoing may invest in, or provide services to, any Person that directly or indirectly competes with the Corporation or any of its subsidiaries; and (iii) in the event that any of the Sponsor, the SoftBank Investors, the Silver Lake Investors, the QIA Investors and the Red Crow Investors (including (a) their respective Affiliates, (b) any portfolio company in which they or any of their respective Affiliates or  investment fund Affiliates have made a debt or equity investment (and vice versa) or (c) any of their respective limited partners, non-managing members or other similar direct or indirect investors) or any director nominee of the foregoing, respectively, acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Corporation or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Corporation or any of its subsidiaries or any other investor or holder of capital stock of the Company, as the case may be, and shall not be liable to the Corporation or any of its subsidiaries or any other investor or holder of capital stock of the Corporation (or its respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or any other investor or holder of capital stock of the Corporation (or its respective Affiliates). For the avoidance of doubt, the parties acknowledge that, subject to paragraph B of this Article XI, this paragraph A of this Article XI is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Corporation or any of its subsidiaries with respect to the opportunities expressly disclaimed by this paragraph A of this Article XI, and this paragraph A of this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.
B.    Notwithstanding anything to the contrary in this Article XI, this Article XI shall not apply to any potential transaction or matter that may be a corporate or other business opportunity for the Corporation or any of its subsidiaries presented in writing to any director nominee of the Sponsor, SoftBank Investors, Silver Lake Investors, QIA Investors, or Red Crow Investors expressly in each such Person’s capacity as a director or employee of the Corporation or any of its subsidiaries (and not in any other capacity).

C.    For the purpose of this Article XI:
1.    “Affiliated Fund” means an affiliated fund or entity of a stockholder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, or advised by the same investment adviser.
2.    “Red Crow Investors” means, Red Crow Capital, LLC and any Affiliated Fund of the foregoing to whom it has transferred shares of capital stock of the Corporation.
3.    “Silver Lake Investors” means, collectively, Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV (Delaware II), L.P. and any Affiliated Fund of the foregoing to whom the foregoing have transferred shares of capital stock of the Corporation.
4.    “SoftBank Investors” means, collectively, SoftBank Group Capital Limited and SB Sonic Holdco (UK) Limited and any Affiliated Fund of the foregoing to whom the foregoing have transferred shares of capital stock of the Corporation.
5.    “Sponsor” shall mean SCH Sponsor V LLC, a Cayman Islands limited liability company.
6.    “QIA Investors” means QIA FIG Holding LLC and any Affiliated Fund of the foregoing to whom it has transferred shares of capital stock of the Corporation.
ARTICLE XII
A.    The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Certificate of Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VII, Article VIII, Article IX, Article X, Article XI and this Article XI.
B.    If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of May, 2021.

/s/ Chamath Palihapitiya
Chamath Palihapitiya
Sole Incorporator